MACKENZIE GOLD PROJECT OPTION AGREEMENT

THIS AGREEMENT dated for reference the 2nd day of May, 2005.

AMONG:

JAMES M. DAWSON, professional engineer, of Suite 860 – 625 Howe Street, Vancouver, British Columbia  V6C 2T6

("Dawson")

GARY D. BELIK, professional geoscientist, of 1815 North River Drive, Kamloops, British Columbia  V2B 7N4

("Belik")

LAWRENCE E. BARRY, of 1383 Kilmer Road, North Vancouver, British Columbia  V7K 1R3

("Barry")

ADAM F. VARY, of 1440 – 625 Howe Street, Vancouver, British Columbia  V6C 2T6

("Vary")

JOHN E. ROBINS, of 1440 – 625 Howe Street, Vancouver, British Columbia  V6C 2T6

("Robins")

(Dawson, Belik, Barry, Vary and Robins are collectively referred to as the "Owners")

AND:

WEALTH MINERALS LTD., a company duly incorporated under the laws of the Province of Alberta, extraprovincially registered in British Columbia under No. A42270, having an office at 1901 – 1177 West Hastings Street, Vancouver, British Columbia  V6E 2K3

(the "Optionee")

W H E R E A S:

A.

The Owners are, collectively, the sole recorded and beneficial Owners of the Claims and are the sole beneficial owners of the Confidential Data; and

B.

The Owners have agreed to grant to the Optionee an option to acquire a one hundred percent (100%) right, title and interest in and to the Claims and the Data, subject to the reservation by the Owners of the Royalty in favour of the Owners as hereinafter set forth, on the terms and conditions hereinafter contained, and the parties now wish to set forth their agreement with respect to such option.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the covenants and agreements hereinafter contained, the parties hereto agree each with the others as follows:

1.

INTERPRETATION

1.1

In this agreement and in the recitals and any Schedules hereto the following words, phrases and expressions will have the following meanings:

(a)

"Acceptance Date" means the day that the Optionee receives written confirmation from the TSXV that it has accepted for filing this agreement and the transactions contemplated hereby on behalf of Optionee;

(b)

"Act" means the Mineral Tenure Act, R.S.B.C.1996 c.292, and the regulations thereto, as may be amended and in force from time to time;

(c)

"Area of Interest" means any lands within an area described as:

"Starting at Finlay Bay on Williston Lake and extending south along the east shorelines of Williston Lake to the north of the Parsnip River and extending southeast along the Parsnip River to a point defined by UTM co-ordinates 6095000N and 515000E.  Thence north-easterly to the mouth of Colbourne Creek; thence continuing along Colbourne Creek in a north-easterly direction to its headwaters and continuing north-easterly for approximately 10 km to Atunache River.  Thence north-westerly along Atunache River to Azouzetha Lake and thence along the Pine River to Callezon Creek.  Thence continuing northwest for approximately 3 km to the headwaters of Clear River.  Thence north-westerly along Clearwater River to its junction with Macoun Creek.  Thence from the junction along a bearing of approximately 293° T to Finlay Bay"

and generally shown on the map attached as Schedule "D";

(d)

"Business Day" means a day which is not a Saturday, Sunday or statutory holiday in the province of British Columbia;

(e)

"Claims" means:

(i)

those certain 118 cell mineral claims, comprising 2,622 cells (48,141.161 hectares, more or less) and situate in the Cariboo, Omineca and Liard Mining Divisions, British Columbia, all as more particularly set forth and described in Schedule "A",

(ii)

any additional mineral claims, mineral tenures or rights of the Owners to minerals included under this agreement by virtue of the area of interest provisions of section 10,

(iii)

any substitute or successor mineral title, tenure or interest granted, obtained or acquired by, or issued to, the Owners or the Optionee in connection with or in place of or in substitution for any mineral claims, mineral tenures or rights to minerals described in subparagraphs (i) or (ii) above, and

(iv)

all access, surface, water and ancillary or appurtenant rights of the Owners or the Optionee attached or accruing to, or obtained in connection with or concerning, any of the tenures in subparagraphs (i) to (iii) above;

(f)

"Confidential Data" means all materials, studies, reports, data, assays, models, concepts, maps, diagrams, theories and other information, both factual and interpretive, whether or not developed by the Owners, or any of them, and which is confidential or proprietary to the Owners, or any of them, with respect to the Claims, any work done thereon and results thereof, any conceptual model(s) or theories regarding or concerning the geology of the Claims or the Area of Interest or the mineral potential thereof;

(g)

"Commercial Production" means the commercial exploitation of materials from the Claims, but does not include milling for the purpose of testing or milling or leaching by a pilot plant or during the initial tune-up period of a plant.  Commercial Production will be deemed to have commenced:

(i)

if a processing plant is located on the Claims, on the first day of the month following the first period of sixty (60) consecutive days during which material from the Claims has been processed through such plant for not less than thirty (30) days at an average rate of not less than seventy-five (75%) percent of the initial rated capacity of such plant, or

(ii)

if material from the Claims is to be processed through a processing plant not located on the Claims (whether owned by the Optionee or otherwise), on the first day of the month following the first period of sixty (60) consecutive days during which material from the Claims has been processed through such plant for not less than thirty (30) days at an average rate of not less than seventy-five (75%) percent of the planned throughput of material from the Claims for such plant contemplated in the feasibility study pursuant to which the Claims are developed for commercial exploitation;

(h)

"Data" means, collectively, the Confidential Data and the General Data;

(i)

"Defaulting Party" has the meaning assigned in subsection 15.1;

(j)

"Escrow Agent" means Messrs. Gowling Lafleur Henderson LLP, Barristers and Solicitors;

(k)

"Escrow Agreement" means the form of escrow agreement among the Owners, the Optionee and the Escrow Holder attached as Schedule "B";

(l)

"Facilities" has the meaning assigned in subsection 13.1;

(m)

"General Data" means all materials, studies, reports, data, assays, models, maps, diagrams and other information, both factual and interpretive, which is not confidential or proprietary to the Owners , or any of them, but which the Owners, or any of them, own or have the exclusive or non-exclusive right(s) to use, with respect to the Claims, any work done thereon and results thereof, any conceptual model or theories regarding or concerning the geology of the Claims or the Area of Interest or the mineral potential thereof;

(n)

"Included Tenures" has the meaning assigned in subsection 10.1;

(o)

"Intervening Event" has the meaning assigned in subsection 18.1;

(p)

"Non-Defaulting Party" has the meaning assigned in subsection 15.1;

(q)

"Option" means the option granted to the Optionee by the Owners pursuant to section 3;

(r)

"Products" means all minerals, ores, metals, concentrates, leachates, precipitates, doré, bullion and other products which are produced from the Claims and which are sold to a purchaser who purchases and pays for such product because of its mineral content or other economic value;

(s)

"Reacquisition Notice" has the meaning assigned in subsection 14.1;

(t)

"Royalty" means the percentage of net smelter returns reserved to the Owners pursuant to subsections 3.1 and 4.1 and calculated and payable by the Optionee to the Owners pursuant to subsection 5.1 and Schedule "C";

(u)

"Shares" means the common shares without par value in the capital of the Optionee as constituted as at the date hereof;

(v)

"Surrendered Tenures" has the meaning assigned in subsection 14.1;

(w)

"Transferee" has the meaning assigned in paragraph subsection 11.2;

(x)

"Transfers" has the meaning assigned in paragraph 9.2(b); and

(y)

"TSXV" means the TSX Venture Exchange, Inc.

2.

REPRESENTATION AND WARRANTIES

2.1

The Owners represent and warrant, jointly and severally, to the Optionee that, as of the date hereof:

(a)

each of the Owners is an individual ordinarily resident in the Province of British Columbia, of sound mind and who has attained the age of majority in British Columbia;

(b)

each of the Owners has all necessary right, power and authority to acquire and dispose of mineral properties in British Columbia, and to enter into, execute and deliver this agreement and to carry out and timely perform and comply with his obligations hereunder, and is not under any disability which would prevent or prohibit him from dealing with his interest in the Claims and Data as herein provided;

(c)

neither the execution and delivery of this agreement nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated conflict with, result in the breach of or accelerate the performance required by any agreement to which an Owner is a party;

(d)

to the best of their knowledge, information and belief, the execution and delivery of this agreement and the agreements contemplated hereby, and the performance of his obligations hereunder, will not violate or result in the breach of the laws of any jurisdiction applicable to the Owners;

(e)

the Owners are, collectively, the sole recorded and beneficial owners of a one hundred percent (100%) right, title and interest in and to the Claims and the Confidential Data and there are no complaints or litigation, existing, or, to the best of their knowledge, information and belief, pending or threatened, with respect to the ownership thereof;

(f)

each of the cell mineral claims comprised in the Claims has been duly and validly registered in accordance with the provisions of the Act, is a valid and subsisting cell mineral claim, and is in good standing until its expiry date set forth in Schedule "A", and there are no complaints, administrative proceedings or litigation, existing, or, to the best of their knowledge, information and belief, pending or threatened, with respect to the validity thereof;

(g)

the Claims and the Confidential Data are free and clear of any liens, charges or encumbrances whatsoever, other than aboriginal land claims;

(h)

the Owners have collectively provided to the Optionee all Data (or copies thereof);

(i)

no person, firm or corporation, other than the Owners and the Optionee pursuant to this agreement, has any interest in the Claims or in production therefrom;

(j)

each of the Owners has the exclusive right to enter into this agreement and the Owners, collectively, have the exclusive right, power and authority to grant the Option to the Optionee and to dispose of all their interest in the Claims and the Data to the Optionee upon the exercise thereof in accordance with the terms of this agreement;

(k)

there are no actual or, to the best of their knowledge, information and belief, pending proceedings for, and the Owners are unaware of any basis for, the institution of any proceedings leading to the placing of an Owner in bankruptcy or subject to any other laws governing the affairs of insolvent parties, and there have not been any "triggering events" under the Family Relations Act (B.C.) which would give any person other than the Owners an interest in the Claims or the Confidential Data;

(l)

all work on or with respect to the Claims (if any) by the Owners, or any of their representatives, agents or contractors, has been carried out in full compliance with all applicable mining, labour, environmental and taxation laws, and all permits, consents and authorizations obtained or issued in connection with work on or with respect to the Claims,

(m)

to the best of the knowledge, information and belief of the Owners:

(i)

conditions on and relating to the Claims and operations conducted thereon are in compliance with all applicable laws, regulations or orders relating to environmental matters including, without limitation, waste disposal and storage, and

(ii)

there are no outstanding orders or directions relating to environmental matters requiring any work, repairs, construction or capital expenditures with respect to the Claims and the conduct of the operations related thereto, no Owner has received any notice of the same and no Owner is aware of any basis on which any such orders or direction could be made;

(n)

no Owner is aware of any material fact or circumstance which has not been disclosed to the Optionee which should be disclosed in order to prevent the representations and warranties in this section from being misleading or which may be material in the Optionee's decision to enter into this agreement and acquire an interest in the Claims and the Data;

(o)

none of the Owners is entering into this transaction as a result of any material changes with respect to the affairs of the Optionee known to him (except for this transaction) which, to his knowledge, information and belief, were not publicly disclosed as of the date hereof; and

(p)

in entering into this agreement and selling the Claims and the Data to the Optionee in exchange for consideration consisting partially of Shares, each Owner is acting as principal and will be acquiring that portion of any Shares that may be issued to him as principal for his own account and not on behalf of others and for the purpose of investment and not with an intention to effecting a distribution, and no person, firm or other entity will have any beneficial interest whatsoever in the Shares other than the Owners.

2.2

The Optionee represents and warrants to the Owners that, as of the date hereof:

(a)

it is a company duly incorporated, organized and validly subsisting under the laws of the Province of Alberta, is extraprovincially registered in British Columbia and is in good standing with respect to the filing of annual reports with the Registrar of Companies (B.C.);

(b)

it is a reporting issuer in the Provinces of British Columbia and Alberta and is not in material default of any of the requirements of the applicable securities legislation of such jurisdictions or of the rules and policies of the TSXV;

(c)

it has the full right, power and authority to carry on its business, to acquire, hold, explore, develop and mine mineral properties in British Columbia, and to enter into this agreement and any agreement or instrument referred to or contemplated by this agreement;

(d)

all requisite corporate acts and proceedings have been taken by it so that it may enter into, execute and deliver this agreement and deal with the Claims and the Data as hereinafter provided;

(e)

neither the execution and delivery of this agreement or any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated, conflict with, result in the breach of, or accelerate the performance required by any agreement to which it is a party or by which it may be bound;

(f)

the execution and delivery of this agreement will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining to it, any of its constating documents, or any resolution of its directors or shareholders;

(g)

no proceedings are pending for, and the Optionee is unaware of any basis for, the institution of any proceedings leading to the placing of the Optionee in bankruptcy or subject to any other laws governing the affairs of insolvent parties; and

(h)

no order ceasing, halting or suspending trading in the Shares, or prohibiting the sale of the Shares to the Owners, has been issued or is outstanding against the Optionee and, to the best of the Optionee's knowledge, information and belief, no investigation or proceedings for such purpose are pending or threatened.

2.3

The representations and warranties hereinbefore set out are conditions on which the parties have relied on in entering into this agreement and will survive the acquisition of any interest in the Claims and the Data by the Optionee and each of the parties will indemnify and save the other harmless from any loss, damage, cost, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made or imposed on or by such party and contained in this agreement.

3.

GRANT OF OPTION

3.1

The Owners hereby jointly give and grant to the Optionee the sole and exclusive right and option ("Option") to acquire a one hundred percent (100%) right, title and interest in and to the Claims, subject to the reservation of the Royalty by the Owners, and the interest of the Owners in the Data in accordance with the terms and provisions of this agreement, for and in consideration of:

(a)

the payment to the Owners by the Optionee of the aggregate sum of ONE HUNDRED AND FIFTY-FIVE THOUSAND ($155,000) DOLLARS as follows:

(i)

the sum of EIGHTY THOUSAND ($80,000) DOLLARS on or before the day which is ten (10) days after the Acceptance Date,

(ii)

the sum of TWENTY-FIVE THOUSAND ($25,000) DOLLARS on or before the day which is one (1) year after the Acceptance Date,

(iii)

the sum of TWENTY-FIVE THOUSAND ($25,000) DOLLARS on or before the day which is two (2) years after the Acceptance Date,

(iv)

the sum of TWENTY-FIVE THOUSAND ($25,000) DOLLARS on or before the day which is three (3) years after the Acceptance Date; and

(b)

allotting and issuing to the Owners EIGHT HUNDRED THOUSAND (800,000) fully paid and non-assessable Shares, as follows:

(i)

ONE HUNDRED THOUSAND (100,000) Shares on or before the day which is ten (10) days after the Acceptance Date,

(ii)

an additional TWO HUNDRED THOUSAND (200,000) Shares on or before the day which is one (1) year after the Acceptance Date,

(iii)

an additional TWO HUNDRED AND FIFTY THOUSAND (250,000) Shares on or before the day which is two (2) years after the Acceptance Date, and

(iv)

an additional TWO HUNDRED AND FIFTY THOUSAND (250,000) Shares on or before the day that is three (3) years after the Acceptance Date.

3.2

Each Owner acknowledges that all Shares which may be issued to him hereunder are subject to resale restrictions imposed under applicable securities laws and the rules of regulatory bodies having jurisdiction including, without limiting the generality of the foregoing:

(a)

a requirement of the TSXV that the Shares may not be sold, transferred, hypothecated or otherwise traded on or through the facilities of the TSXV or otherwise in Canada or to or for the benefit of a Canadian resident for a period of four (4) months from the issuance thereof;

(b)

a requirement under the Multilateral Instrument 45-102 that the Shares may not be traded for a period of four (4) months from the issuance thereof except pursuant to either a prospectus or an exemption from the applicable prospectus requirements; and

(c)

if an Owner is a "control person" there are additional specific restrictions on the ability of such Owner to dispose of the Shares in addition to the foregoing.

3.3

Each Owner acknowledges that it is his responsibility to determine and confirm what restrictions there are on such Owner's ability to resell the Shares and to comply with them before selling any of the Shares and, in particular, each Owner covenants with the Optionee that:

(a)

he will comply with the applicable rules and policies of the TSXV and all relevant securities legislation, concerning the holding and resale or other disposition of the Shares; and

(b)

upon each resale or other disposition by an Owner of any Shares received by him hereunder, he will effect such resale only in accordance with all applicable securities laws and stock exchange rules and policies.

3.4

The Optionee will have the right to terminate this agreement at any time up to the date of exercise of the Option by giving no less than thirty (30) days' notice of such termination to the Owners, and in the event of such termination, this agreement will, except for the provisions of subsection 8.2 and sections 12 and 21, be of no further force and effect.

3.5

The allotment and issuance of any Shares (other than that in subparagraph 3.1(b)(i)) is, in each case, subject to the filing by the Optionee with, and the acceptance for filing of the same by, the TSXV of independent engineering reports prepared in accordance with National Instrument 43-101 of the Canadian Securities Administrators recommending further work on the Claims.  The Optionee will use its best efforts to obtain and, once obtained, will file, in each case, the appropriate engineering report(s) in a timely manner, and will use its reasonable best efforts to obtain the acceptance for filing thereof by the TSXV.

3.6

Notwithstanding section 15, if the Optionee has obtained and filed with the TSXV in a timely manner an engineering report as required to obtain the approval of the TSXV to the issuance of any Shares hereunder, and such acceptance for filing and approval has not been obtained prior to the date such Shares are required to be allotted and issued hereunder, such date will be extended for such period of time as is necessary for the TSXV to accept for filing such report and grant such approval to the issuance of such Shares, provided that the Optionee continues diligently during such period to pursue such acceptance for filing and approval, and, notwithstanding subsection 3.1, the deadline for the issuance of such Shares will be ten (10) Business Days following receipt by the Optionee of such acceptance for filing and approval.

3.7

Upon the occurrence of one or more events involving the capital reorganization, consolidation, subdivision or reclassification of the capital stock of the Optionee, or the merger, amalgamation or other corporate combination of the Optionee with one or more other entities, or of any other events in which new securities of any nature are delivered in exchange for the issued Shares and such issued Shares are cancelled ("Fundamental Changes"), then at the time of any issuance of Shares pursuant to this agreement taking place after such Fundamental Changes, and in lieu of issuing the Shares which, but for such Fundamental Changes and this provision, would have been issued upon such exercise, the Optionee or its successor will issue instead such number of new securities as would have been delivered as a result of the Fundamental Changes in exchange for those Shares which the Owners would have been entitled to receive upon such issuance if such issuance had occurred prior to the occurrence of the Fundamental Changes.

4.

EXERCISE OF OPTION

4.1

Upon the Optionee having fully complied with all of the provisions of subsection 3.1, the Option will be deemed to have been exercised and the Optionee will deliver a notice to that effect to the Owners, whereupon the Optionee will, subject to the reservation of the Royalty by the Owners, own a one hundred percent (100%) right, title and interest in and to the Claims and the Data, free and clear of all liens, charges and encumbrances arising by, through or under the Owners, with the full right and authority to develop and equip the Claims for production and operate them as a mine for its account and benefit.

5.

NET SMELTER RETURN ROYALTY

5.1

There is hereby reserved to the Owners out of the transfer of the Claims to the Optionee and, subject to the exercise of the Option by the Optionee, the Owners will be entitled to receive and the Optionee will pay to the Owners, a royalty equal to TWO (2%) PERCENT of the net smelter returns from all Products, calculated and paid in accordance with Schedule "C".

5.2

For and in consideration of payment of the sum of ONE ($1.00) DOLLAR by the Optionee to the Owners on the execution of this agreement (the receipt and sufficiency of which are hereby acknowledged by the Owners), the Optionee will have, and the Owners hereby give and grant to the Optionee, the option (the "NSR Call Option") to purchase from the Owners, at any time after the date hereof, all of the right, title and interest of the Owners in and to one-half (being 1% percent) of the Royalty, for a total consideration of ONE MILLION ($1,000,000) DOLLARS (the "NSR Call Option Price").  The Optionee may exercise the NSR Call Option at any time during the period commencing on the Acceptance Date and ending on the day which is TWENTY (20) years after the Acceptance Date, by delivering notice to that effect to the Owners.  The closing of purchase and sale will occur on the sixty-first (61st) day following the date of receipt of such notice and, on closing, the Optionee will deliver a certified cheque or bank draft in payment of the full NSR Call Option Price and the Owners will, at the expense of the Optionee, do or cause to be done all such acts, execute and deliver all such instruments, deeds or agreements and give all such further assurances as may be reasonably necessary to give effect to the exercise of the NSR Call Option and the transfer to the Optionee of all of the right, title and interest of the Owners in and to one-half, being one (1%) percent, of the Royalty.

5.3

From and after the exercise of the NSR Call Option, the Royalty herein reserved to the Owners will be reduced to one (1%) percent and the Optionee will pay such reduced Royalty to the Owners.

6.

COVENANTS OF OWNERS

6.1

During the currency of this agreement, each of the Owners will:

(a)

not do any act or thing which would or might in any way adversely affect the rights of the Optionee hereunder with respect to the Claims;

(b)

make available to the Optionee and its representatives all records and files relating to the acquisition of the Claims and permit the Optionee and its representatives at their own expense to take abstracts therefrom and make copies thereof;

(c)

promptly provide the Optionee with any and all notices and correspondence received by an Owner from government agencies in respect of the Claims; and

(d)

to the extent required, co-operate fully with, but at the expense of, the Optionee in obtaining any mineral, access, surface, water or other rights on or related to the Claims as the Optionee deems necessary or desirable.

7.

COVENANTS OF THE OPTIONEE

7.1

The Optionee will, during the currency of the Option:

(a)

carry out all work on or with respect to the Claims in accordance with good and careful exploration and mining practice and in compliance with all applicable permits, laws, government orders, rules and regulations and will defend, indemnify and save each of the Owners and their respective heirs and administrators harmless from and against any and all claims, suits, demands, actions, damages, penalties, liabilities, obligations, costs, and expenses made, brought or incurred against or by the Owners as a result of any work or other activities on the Claims by or on behalf of the Optionee during the term of this agreement, other than activities carried out by the Owners pursuant to paragraph 7.1(b);

(b)

permit the Owners, or their representatives appointed by them in writing, at all reasonable times, to have access to the Claims, provided that:

(i)

the Owners and their representatives will give prior notice to the Optionee of their intent to exercise such access on each occasion of their desire for access;

(ii)

none of the Owners or any of their respective representatives will unreasonably interfere with or obstruct the operations of the Optionee, its employees, agents or contractors, on the Claims;

(iii)

the Owners and their respective representatives will access and enter on the Property at their sole risk, cost and expense; and

(iv)

each Owner and his respective representative(s) will defend, indemnify and save the Optionee and its directors, officers, employees, agents, contractors and representatives harmless from and against all and any loss or damage of any kind or nature whatsoever in any way arising from, caused by or referable to the entry, presence or activities of the Owners or their respective representatives on the Claims including, without limitation, bodily injuries or death or damage to property at any time resulting therefrom;

(c)

keep the Owners informed in a timely manner with respect to the nature and progress of all work performed on or with respect to the Claims and the results obtained, and prepare and deliver to the Owners, on or before March 1 in each calendar year, a reasonably detailed summary report on all work carried out on or with respect to the Claims in the previous calendar year, together with copies of all data gathered from work on the Claims and will provide to the Owners, promptly following receipt, one copy of each engineering report prepared pursuant to subsection 3.5;

(d)

pay and discharge all wages and accounts for material and services and all other costs and expenses incurred in connection with work on the Claims and take all other actions as necessary to keep the Claims free and clear of all liens, charges and encumbrances and, if any such liens, charges or encumbrances are filed, proceed forthwith to take all steps necessary to have the same removed including, without limitation, paying or causing to be paid a sum sufficient to permit a judge to vacate the registration of such lien, charge or encumbrance and promptly making an application for an order that the registration of such lien, charge or encumbrance be vacated;

(e)

keep the Claims in good standing under the Act by the doing and filing of all necessary assessment work, or payment of cash-in-lieu, and making all other payments which may be necessary in that regard; and

(f)

obtain and maintain, or cause any contractor engaged by the Optionee to perform work on or with respect to the Claims to obtain and maintain, to the extent that the same is available upon commercially reasonable terms, during any period in which active field work is being carried out on or with respect to the Claims, adequate insurance.

7.2

Prior to commencing any operations or activities on the Claims, the Optionee will obtain all necessary operating and environmental permits and post any required reclamation or other bonds or safekeeping agreements required by any governmental agency, and will, upon request made by the Owners, provide copies of all such permits, agreements and bonds to the Owners.

8.

RIGHT OF ENTRY AND USE OF DATA

8.1

During the currency of the Option, the Optionee and its employees, agents and independent contractors, will, subject to the provisions of this agreement, the Act and applicable laws, have, to the extent that such rights can be granted by the Owners as the holder(s) of the Claims, the right to:

(a)

enter upon the Claims;

(b)

do such exploration work thereon and thereunder as the Optionee in its sole discretion may consider advisable and otherwise carry out all activities as may be carried out by the holders on minerals claims in British Columbia;

(c)

bring and erect upon the Claims such buildings, plant, machinery and equipment as the Optionee may deem advisable; and

(d)

subject to payment of the Royalty, operate the Claims as a mine and remove from the Claims and sell or otherwise dispose of Products.

8.2

During the currency of the Option, the Owners hereby give and grant to the Optionee:

(a)

the exclusive, royalty-free right and license to use the Confidential Data; and

(b)

a royalty-free right and license to use the General Data,

whether in connection with work on the Claims or otherwise, such rights and licenses to terminate upon the termination of the Option.  If the Option terminates other than through the exercise thereof by the Optionee, the Optionee will promptly return all Data to the Owners, provided that, notwithstanding any such termination:

(c)

the Optionee, and its successors and assigns, may retain and use, for its and their sole and only benefit absolutely, all information, data and materials produced by or on behalf of the Optionee and based, in whole or in part, upon the Data; and

(d)

the Optionee, and its successors and assigns, may retain and use, for its and their sole and only benefit absolutely, any right, title or interest in or to minerals acquired by the Optionee outside of the Area of Interest and based, in whole or in part, upon the Optionee's use of any Data, free and clear of any right, title or interest of the Owners therein or thereto.

9.

TRANSFER OF TITLE TO CLAIMS AND ESCROW HOLDER

9.1

Concurrently with the execution of this agreement, the applicable Owners who are registered as holders of the Claims will initiate a transfer of such of the Claims as may be registered in their names to the Optionee through BC Mineral Titles Online ("MTO") and will promptly advise the Optionee thereof so that the Optionee may accept and pay for such transfers within the time required by MTO, with the result that the Optionee will become the holder of one hundred (100%) percent of the legal title to the mineral claims specified in Schedule "A", it being specifically agreed by the Optionee that such transfer is for administrative convenience only and that no beneficial interest in or to the Claims will pass to the Optionee by virtue of such transfer(s), and that no such beneficial interest in the Claims will pass to the Optionee until the Option has been exercised in full in accordance with the terms and conditions of this agreement.

9.2

Concurrently with the acceptance and completion by the Optionee of the transfer of the Claims to the Optionee through MTO, the Optionee will:

(a)

execute and deliver a short form memorandum of this agreement which, once executed by Dawson on behalf of all of the Owners, will be recorded against title to the Claims, at the expense of the Optionee, to give notice to third parties of this agreement, the Option and the Royalty; and

(b)

execute and deliver to the Escrow Agent duly executed (but undated) bills of sale transferring one hundred percent (100%) of the legal title to the mineral claims listed in Schedule "A" to the Owners or as may be directed by them (the "Transfers").

9.3

The Escrow Holder will hold the Transfers (and any bills of sale or transfers subsequently delivered by the Optionee in accordance with the terms of this agreement), in escrow and undelivered in accordance with the Escrow Agreement.

10.

AREA OF INTEREST

10.1

Any mineral claims, mining leases, or other mineral tenures, or any other rights to explore for develop, exploit and mine minerals:

(a)

any part of which lies within the Area of Interest, and

(b)

in which any interest is acquired by the Owners, the Optionee or any of the associates or affiliates (as those terms are defined in the Securities Act (B.C.)) of any of the Owners or the Optionee from the Crown in Right of the Province of British Columbia pursuant to the Act,

(the "Included Tenures") will become part of the Claims and subject to the provisions of this agreement, if such interest is acquired by an Owner, or any of his associates or affiliates, on the payment to such person of the out of pocket costs incurred in acquiring the interest.

10.2

Forthwith upon the acquisition of any interest in an Included Tenure, the party, or affiliate or associate of such party, making such acquisition, will give notice to other parties of such acquisition, and:

(a)

if the person making the acquisition is one of the Owners or an affiliate or associate of an Owner, the person making the acquisition will transfer all interest in such Included Tenure to the Optionee, and the Optionee will concurrently execute and deliver an undated bill of sale transferring all interest in such Included Tenure to the Owners and deposit such bill of sale with the Escrow Agent to be dealt with in the same manner as the Transfers; and

(b)

if the person making the acquisition is the Optionee or an affiliate or associate of the Optionee, the person making the acquisition (if not the Optionee) will transfer all interest in such Included Tenure to the Optionee, and the Optionee will concurrently execute and deliver an undated bill of sale transferring all interest in such Included Tenure to the Owners and deposit such bill of sale with the Escrow Agent to be dealt with in the same manner as the Transfers.

11.

ASSIGNMENT

11.1

No party may assign, transfer, grant, mortgage, sell, encumber, hypothecate or otherwise dispose of or permit to be disposed of in any way, all or any portion of its or their interest in and to the Claims, this agreement, or the Option without obtaining the prior written consent of all other parties hereto, which consent will not be unreasonably withheld, provided that the proposed purchaser, grantee, encumbrancer or transferee has the necessary background, personnel, experience and financial resources to fully perform the obligations to be assumed by it hereunder.  Notwithstanding the foregoing, any of the Owners may transfer or encumber all or part of this Royalty Interest (as defined in Schedule "C"), with the prior written consent of the Optionee, not be unreasonably withheld, without the need for the consent of the other Owners or their successors in interest.

11.2

Notwithstanding subsection 11.1, no assignment, transfer, grant, mortgage, sale, encumbrance, hypothecation or other disposition whatsoever of all or any portion of the interest of any party hereto in the Claims, this agreement, or the Option will be effective unless and until any proposed purchaser, grantee, encumbrancer or transferee of any such interest ("Transferee") has first executed and delivered to all parties its agreement, related to this agreement, the Option and the Claims and in a form satisfactory to the remaining parties, containing:

(a)

a covenant by such Transferee with all parties to perform all of the obligations of the party from whom the Transferee is acquiring or receiving its interest to be performed under this agreement in respect of the interest to be acquired by the Transferee; and

(b)

a provision subjecting any further assignment, transfer, grant, mortgage, sale, encumbrance, hypothecation or other disposition whatsoever of all or any portion of the interest in the Claims, this agreement, the Royalty or the Option acquired by the Transferee to the restrictions contained in this section 11.

11.3

No assignment, transfer, grant, mortgage, sale, encumbrance, hypothecation or other disposition of all or any part of its interest hereunder or in the Option, the Royalty or the Claims will, unless expressly agreed by all parties, relieve the disposing party of any of its obligations hereunder, and then only with respect to that portion of its interest disposed of.

12.

OBLIGATIONS AFTER TERMINATION

12.1

Upon the termination of the Option for any reason whatsoever other than the exercise thereof, the Optionee will:

(a)

leave the Claims in good standing under all applicable legislation for at least ONE (1) year beyond the effective date of termination, free and clear of all liens, charges and encumbrances arising from this agreement or any work by or on behalf of the Optionee on or with respect to the Claims and in a safe and orderly condition;

(b)

carry out and complete, at the Optionee's expense, to the full extent required by then applicable law, all and any reclamation or restoration work on or with respect to the Claims required as a result of the activities of the Optionee hereunder;

(c)

give notice to the Escrow Holder of such termination pursuant to the Escrow Agreement; and

(d)

within ninety (90) days after such termination:

(i)

deliver to the Owners a written report on all work performed on or with respect to the Claims since the delivery of the last report pursuant to paragraph 7.1(c), accompanied by the originals of all reports, technical data, maps, assays and other information, both factual and interpretive and not already delivered to the Owners, provided that it is agreed, and the Owners each specifically acknowledge, that all such information is provided and delivered without any representations or warranties by the Optionee as to the completeness or accuracy of any such information, data and materials, and that any use thereof by the Owners is at their sole and only risk, and

(ii)

make available to the Owners, at the place of storage thereof, all drill cores, drill cuttings, and sample pulps removed from the Claims.

13.

REMOVAL OF EQUIPMENT

13.1

Upon the termination of the Option for any reason whatsoever other than through the exercise thereof the Optionee will have the right to remove from the Claims, and at the request of the Owners will have the obligation to remove from the Claims, in either case at the Optionee's own expense and within one hundred and eighty (180) days after such termination, all such equipment, tools, materials, buildings, plant, machinery, facilities and supplies as have been brought and placed thereon by, at the request of or on behalf of the Optionee or its employees, agents or contractors (collectively, the "Facilities").  If any of such Facilities are not removed by the Optionee within such one hundred and eighty (180) day period, some or all of them may, at the option of the Owners, become the property of the Owners, without compensation to, and free and clear of any right, claim or title of, the Optionee.

14.

RIGHT OF OPTIONEE TO SURRENDER CLAIMS

14.1

The Optionee will have the unfettered right at any time and from time to time prior to the exercise of the Option to surrender any whole cell mineral claims, or any cells comprised in a specific cell mineral claim, comprised in the Claims (the "Surrendered Tenures") by delivering a notice of its intention to do so to the Owners, accompanied by copies of all relevant information not previously delivered to the Owners with respect to such Surrendered Tenures, at least sixty (60) days prior to the proposed surrender, such notice to list the proposed Surrendered Tenures.  If, within forty-five (45) days of receipt of such notice, one or more Owners deliver(s) to the Optionee a notice (the "Reacquisition Notice") stating the Owner(s)'(s) desire to reacquire one or more of the Surrendered Tenures, the Optionee will deliver to the applicable Owner(s) duly executed and recordable transfers of all interest in such of the Surrendered Tenures in favour of the Owner(s) with respect to any Surrendered Tenures that are whole cell mineral claims, and will co-operate with the Owner(s) in the reduction of any cell mineral claims to enable the Owner(s) to re-register any individual cells that are not whole cell mineral claims comprised in the Surrendered Tenures, in each case as the Owner(s) has/have set forth in the Reacquisition Notice.  Upon delivery of such transfer(s) and reduction of cell mineral claims, as applicable, set forth above and upon surrender of any of the Surrendered Tenures not re-transferred to, or re-registered by, the Owner(s), the Optionee will have no further obligations in respect of the Surrendered Tenures, save and except:

(a)

as set forth in paragraphs 12.1(a), (b) and (d) with respect to the Surrendered Tenures re-transferred to, or re-registered by, the Owner(s); and

(b)

as set forth in paragraph 12.1(b) with respect to Surrendered Tenures not re-transferred to, or re-registered by, the Owners;

unless all the Claims are surrendered, in which case the Option will terminate and the provisions of subsection 12.1 will apply.

14.2

Upon the re-transfer, re-registration or surrender of the Surrendered Tenures, the Optionee will promptly execute and deliver to the Escrow Agent new bills of sale transferring all interest in the Claims, other than the Surrendered Tenures, to the Owners and upon receipt thereof the Escrow Agent will deliver the Transfer(s) then held by it to the Optionee and hold the new bills of sale in substitution for the Transfer(s), which new bills of sale will thereafter be deemed to be the Transfer(s).

14.3

No re-transfer, re-registration or surrender of any Claims pursuant to this section 14 will in any way reduce or limit the obligations of the Optionee with respect to the remaining Claims and, in particular, the consideration to be received by the Owners hereunder will not be reduced.

15.

DEFAULT

15.1

If at any time during the term of this agreement a party (the "Defaulting Party") is in default of the performance of any covenant, agreement, or obligation required to be performed by him/it hereunder, the Optionee (if the Defaulting Party is an Owner) or the Owners (if the Defaulting Party is the Optionee) (in each case referred to as the "Non-Defaulting Party") may give a notice of default, containing reasonably full particulars of the covenant, agreement, or obligation with respect to the performance of which the Defaulting Party is alleged to be in default and of such default, to the Defaulting Party, and unless:

(a)

with respect to:

(i)

any default in the payment of monies pursuant to paragraph 3.1(a) or the issuance of Shares pursuant to paragraph 3.1(b), or

(ii)

any default which can reasonably be cured within a period of thirty (30) days,

within thirty (30) days of receipt of such notice the Defaulting Party has not cured such default; or

(b)

with respect to any default which is not of a nature as can reasonably be cured within thirty (30) days, within a thirty (30) day period following receipt of such notice the Defaulting Party has taken reasonable and prudent action to commence to cure such default and thereafter diligently continues to pursue the curing of such default until cured, subject to a maximum period to cure such default of one hundred and twenty (120) Business Days;

the Non-Defaulting Party will be entitled to take such steps as such default may entitle it to, including without limitation, termination of this agreement, the recovery of damages and/or the remedies of specific performance and/or injunction.  If the Defaulting Party does not accept either that a default has occurred or that a default not been cured, it will be entitled, upon notice to the Non-Defaulting Party, to institute the arbitration provisions of section 21 and this agreement will remain in full force and effect notwithstanding any purported termination hereof by the Non-Defaulting Party.

15.2

This section 15 will not apply in respect of any default in the issuance of Shares pursuant to paragraph 3.1(a) where subsection 3.6 is applicable.  However, if any Shares in respect of the issuance of which subsection 3.6 applies are not issued within the time limit prescribed by that subsection, the Optionee will thereupon be in default as if a notice of default had been given to the Optionee pursuant to subsection 15.1 and such default has not been cured in accordance with that subsection.

16.

CONFIDENTIALITY

16.1

Each party agrees that all information obtained hereunder, including any Confidential Data, will be the exclusive property of the parties (prior to the exercise of Option) or of the Optionee (following the exercise of the Option) and not publicly disclosed or used other than for the activities contemplated hereunder except as required by law or by the rules and regulations of any regulatory authority or stock exchange having jurisdiction or with the written consent of the other parties, such consent not to be unreasonably withheld.

17.

NOTICE

17.1

Any notice, direction or other instrument required or permitted to be given under this agreement will be in writing and may be given by the delivery of the same or by mailing the same by prepaid registered or certified mail or by sending the same by electronic facsimile transmission, in each case addressed as follows:

(a)

if to the Owners:

c/o James M. Dawson
Suite 860 – 625 Howe Street
Vancouver, British Columbia
CANADA  V6C 2T6

Facsimile No.:

(604) 685-9934

(b)

if to the Optionee:

Wealth Minerals Ltd.
Suite 1901 - 1177 West Hastings Street
Vancouver, British Columbia
CANADA  V6E 2K3

Attention:

President
Facsimile No.:

(604) 408-7499

With a copy for information purposes only to:

Gowling Lafleur Henderson LLP
Bentall Four, P.O. Box 49122
Suite 2300 – 1055 Dunsmuir Street
Vancouver, British Columbia
CANADA  V7X 1J1

Attention:

Lawrence W. Talbot
Facsimile No.:

(604) 689-8610

17.2

Any notice, direction or other instrument aforesaid will:

(a)

if delivered, be deemed to have been given and received on the day it was so delivered (provided that proof of delivery is obtained);

(b)

if mailed, be deemed to have been given and received on the tenth (10th) day following the day of mailing (except in the event of disruption of the postal service following mailing in which event notice will be deemed to have been received only when actually received and the party giving such notice will utilize such other method to ensure receipt of notice in a timely manner by the party to whom it is sent); and,

(c)

if sent by electronic facsimile transmission and:

(i)

before 2:00 p.m. (local time in the place of receipt) on a Business Day, be deemed to have been given and received on the day it was so sent, or

(ii)

if sent after 2:00 p.m. (local time in the place of receipt) on a Business Day, or on a day which is not a Business Day, be deemed to have been given and received on the first Business Day after the day it was so sent, provided that the sending facsimile machine produces a printout, showing the number to which the facsimile was sent and the time of sending, confirming the receipt thereof by the receiving facsimile machine.

17.3

Any party may at any time give to the others notice in writing of any change of address of the party giving such notice and from and after the giving of such notice in accordance with this section, the address or addresses therein specified will be deemed to be the address of such party for the purposes of giving notice hereunder.

18.

FORCE MAJEURE

18.1

No party will be liable for its failure to perform any of its obligations under this agreement due to a cause beyond its control (except those caused by its own lack of funds) including, without limitation, acts of God, fires, floods, power outages, acts of terrorism, explosions, strikes, lockouts or other industrial disturbances, laws, rules, regulations or orders of any duly constituted governmental authority, aboriginal or indigenous peoples' blockades, protests or other activities, court orders or injunctions, delays or failure of any governmental branch or agency in the grant or issuance of required permits, consents or authorizations, or non-availability of materials, personnel or transportation (each of such causes being hereinafter referred to as "Intervening Event").

18.2

All time limits imposed by this agreement with respect to any obligations hereunder, other than those with respect to the payment of any monies to the Owners, will be extended by a period equivalent to the period for which the performance of the obligation in question is prevented due to the existence of an Intervening Event which prevents the performance of such obligation.  A party relying on the occurrence of an Intervening Event to declare a force majeure pursuant to this section will give notice to the others of the occurrence of such Intervening Event, including a reasonably complete description thereof together with the steps being taken to eliminate or remedy such Intervening Event, and will give a further notice to each other party upon the termination or remedying of such Intervening Event.

18.3

A party relying on the provisions of this section 18 will take all reasonable steps to eliminate or remedy an Intervening Event and, if possible, will perform its obligations under this agreement as far as practical, but nothing herein contained will require such party to settle or adjust any labour dispute or to question or to test the validity of any law, rule, regulation or order of any duly constituted governmental authority.

19.

OPTION ONLY

19.1

The Option is in the nature of an option only and, except as specifically provided otherwise, nothing in this agreement will be construed as obligating the Optionee to do any acts or to make any payments hereunder, and any act or acts or payment or payments as may be made hereunder will not be construed as obligating the Optionee to do any further act or acts or make any further payment or payments.  If the Optionee fails to make any payment, or to issue any Shares, stipulated in subsection 3.1, the sole remedy of the Owners is to deliver a notice of default pursuant to section 15, and thereafter terminate this agreement in accordance with the provisions of that section if such default is not rectified.

20.

OWNERS AS A SINGLE PARTY

20.1

Except as provided in subsection 20.2, for all purposes of this agreement, including with respect to any matters relating to the Royalty, the Owners will be considered to be, and the Owners will be entitled to deal with and treat the Owners as, a single party.  For the purposes of taking any actions, making any elections, giving any notices or otherwise dealing with any matters relating to the Claims, the Data, this agreement or the Royalty (including with respect to or in connection with any arbitration proceedings hereunder), Dawson will act as, and will have the sole authority on behalf of, all of the Owners hereunder.  The Owners hereby release Dawson from liability for any action taken or omitted by him hereunder in good faith.

20.2

Notwithstanding subsection 20.1, for the purposes of making any payments, or issuing any Shares hereunder, such payments will be made, and Shares issued, in the following percentages to the following persons (unless the Optionee has been otherwise notified by instructions signed by all of the Owners) at the addresses for such persons on page 1 hereof (or as may be changed pursuant to subsection 17.3):

(a)

as to TWENTY-FOUR DECIMAL NINE NINE FIVE (24.995%) PERCENT, to Dawson;

(b)

as to TWENTY-FOUR DECIMAL NINE NINE FIVE (24.995%) PERCENT, to Belik;

(c)

as to SIXTEEN DECIMAL SIX SEVEN (16.67%) PERCENT, to Robins;

(d)

as to SIXTEEN DECIMAL SIX SEVEN (16.67%) PERCENT, to Vary; and

(e)

as to SIXTEEN DECIMAL SIX SEVEN (16.67%) PERCENT, to Barry,

and any fractional Shares resulting from such calculation will be forfeit without compensation and the number of Shares to be issued will, accordingly, be rounded down to the nearest whole Share.

21.

ARBITRATION

21.1

Any dispute, controversy or claim arising out of or relating to this agreement or the activities of the parties hereunder, or the breach, termination or invalidity of this agreement, or any deadlock or inability of the parties to agree on a course of action to be taken hereunder, will be referred to and finally resolved by arbitration under the "Domestic Commercial Arbitration Rules" of the British Columbia International Commercial Arbitration Centre in effect as at the commencement of any such arbitration.

21.2

The parties agree that:

(a)

the appointing authority will be the British Columbia International Commercial Arbitration Centre;

(b)

the case will be administered by the British Columbia International Commercial Arbitration Centre in accordance with its "Procedures for Cases under the BCICAC Rules";

(c)

the place of arbitration will be Vancouver, British Columbia;

(d)

the number of arbitrators will be one; and

(e)

the language used in the arbitral proceeding will be English.

21.3

The arbitrator's fees will be paid by both parties in equal parts during the course of the arbitration but, upon final decision of the dispute, the unsuccessful party will pay all costs and reimburse all arbitration costs, including the arbitration fees, administrative expenses and actual legal fees and disbursements paid by the successful party, subject to the contrary decision of the arbitrator.

22.

GENERAL

22.1

This agreement and the rights and obligations of the parties will be governed by and interpreted in accordance with the laws of British Columbia and those of Canada applicable therein.

22.2

This agreement including any Schedules hereto embodies the entire agreement and understanding between the parties hereto and supersedes all prior discussions, understandings, agreements and undertakings, whether oral or written, among the parties relative to the subject matter hereof.  There are no representations, warranties or agreements of any party collateral hereto, whether written or oral, statutory or otherwise relative to the subject matter hereof including, without limitation, the executed letter of intent between the Optionee and Dawson, on behalf of the Owners, dated May 2, 2005 and the draft agreement dated April 28, 2005 between the Optionee and signed by Dawson on behalf of the Owners.

22.3

All references to monies hereunder will be in Canadian funds except where otherwise designated.  All payments to be made to an Owner hereunder will be deemed to have been made when cash, or a certified cheque or bank draft drawn on a Canadian chartered bank and payable to such Owner, is delivered to him at his address for notice purposes as provided herein, or for his account or is delivered or sent by wire transfer to such bank or banks in Canada as he may designate from time to time by written notice.  The bank or banks so designated will be deemed the agent of such Owner for the purpose of receiving, collecting and receipting such payment.

22.4

The parties will execute such further and other documents, give all such further assurances and do or cause to be done all such further and other acts and things as may be reasonably necessary or convenient to carry out and give effect to the full intent of this agreement.

22.5

This agreement will enure to the benefit of and be binding upon the parties hereto and their respective heirs, successors and permitted assigns, provided that no disposition of any interest in this agreement, the Option, or the Claims will be effective for any purpose or binding upon any of the parties hereto unless and until the requirements of section 11 have been fully complied with.

22.6

Time is and will be of the essence in the performance of this agreement and each and every term and condition hereof, provided that if the parties agree on a new date for the performance of any particular term or condition hereof, time will again become of the essence of the performance of such term or condition.

22.7

This agreement may be executed in any number of counterparts with the same effect as if all parties had all signed the same document and all counterparts and adopting instruments will be construed together and will constitute one and the same agreement.

23.

ACCEPTANCE FOR FILING

23.1

This agreement and the obligations of the Optionee hereunder are subject to acceptance for filing by the TSXV on behalf of the Optionee.

23.2

Forthwith following the execution of this agreement, the Optionee will file notice of this agreement with the TSXV, together with all other documents required by applicable TSXV policies, for acceptance on behalf of the Optionee and will diligently prosecute the application until the Acceptance Date.

[Rest of page left blank intentionally.]

IN WITNESS WHEREOF the parties hereto have executed this agreement on the day and year first above written.

SCHEDULE "A"

THE CLAIMS

Claim Name	Tenure No.	No. of Cells	Area (Ha)	Expiry Date	Map Area
LB-6	509059	25	456.941	16/03/06	93 O 064 & 93 O 054
LB-3	509048	25	456.942	16/03/06	93 O 064 & 93 O 054
					93 O 065 & 93 O 055
LB-7	509062	25	456.942	16/03/06	93 O 065 & 93 O 055
JD-10	509076	15	274.350	16/03/06	93 O 054
LB-4	509050	16	292.570	16/03/06	93 O 054
LB-2	509041	24	438.855	16/03/06	93 O 054 & 93 O 055
LB-1	509034	20	365.711	16/03/06	93 O 055
	509055	20	365.710	16/03/06	93 O 055
JD-1	509029	25	457.351	16/03/06	93 O 054
JD-2	509040	25	457.349	16/03/06	93 O 054 & 93 O 055
JD-3	509045	25	457.346	16/03/06	93 O 055
JD-4	509051	25	457.346	16/03/06	93 O 055
JR-15	509079	3	54.891	16/03/06	93 O 055
JD-9	509070	25	457.583	16/03/06	93 O 055
JD-8	509066	25	457.586	16/03/06	93 O 055
JD-7	509063	25	457.585	16/03/06	93 O 055
JD-6	509060	25	457.585	16/03/06	93 O 055
JD-5	509056	25	457.589	16/03/06	93 O 054 & 93 O 055
JR-15	509077	8	146.483	16/03/06	93 O 055
LB Gap	509069	13	274.637	16/03/06	93 O 055
	509073	2	36.618	16/03/06	93 O 055
RC-10	509057	25	457.870	16/03/06	93 O 055
RC-6	509043	25	457.872	16/03/06	93 O 055
RC-5	509039	25	457.870	16/03/06	93 O 055
RC-4	509036	25	457.872	16/03/06	93 O 055
RC-9	509054	25	457.875	16/03/06	93 O 055
RC-9	509052	25	458.115	16/03/06	93 O 056 & 93 O 046
RC-3	509033	25	458.122	16/03/06	93 O 055 & 93 O 045
RC-1	509028	25	458.122	16/03/06	93 O 055 & 93 O 045
	509031	25	458.124	16/03/06	93 O 055 & 93 O 045
RC-7	509047	25	458.128	16/03/06	93 O 055 & 93 O 045
JR-12	509074	7	128.327	16/03/06	93 O 045
	509064	20	366.698	16/03/06	93 O 045
RC-12	509064	25	458.370	16/03/06	93 O 045
RC-11	509061	25	458.367	16/03/06	93 O 045
JR-1	509030	25	458.366	16/03/06	93 O 045
JR-2	509035	25	458.361	16/03/06	93 O 045 & 93 O 046
JR-3	509037	25	458.362	16/03/06	93 O 046
JD-12	509080	1	18.341	16/03/06	93 O 045
	509071	25	458.611	16/03/06	93 O 045
JR-10	509068	25	458.609	16/03/06	93 O 045
JR-4	509042	25	458.608	16/03/06	93 O 045
JR-5	509044	25	458.605	16/03/06	93 O 045 & 93 O 046
JR-6	509049	25	458.607	16/03/06	93 O 046
JR-11	509072	25	458.853	16/03/06	93 O 045
JR-9	509065	25	458.851	16/03/06	93 O 045
	509053	25	458.115	16/03/06	93 O 045
JR-8	509058	25	458.848	16/03/06	93 O 045 & 93 O 046
JD-11	509078	5	91.503	16/03/06	93 O 054
JR-13	509075	2	36.641	16/03/06	93 O 055
JD-13	510393	25	456.703	08/04/2006	93 O 064
JD-14	510396	25	456.945	08/04/2006	93 O 054 & 93 O 064

SCHEDULE "B"

FORM OF ESCROW AGREEMENT

ESCROW AGREEMENT

THIS AGREEMENT made as of the ________ day of ________________, 2005.

AMONG:

JAMES M. DAWSON, professional engineer, of Suite 860 – 625 Howe Street, Vancouver, British Columbia

("Dawson")

AND:

WEALTH MINERALS LTD., a company duly incorporated under the laws of the Province of Alberta, extraprovincially registered in British Columbia under No. A42270, having an office at 1901 – 1177 West Hastings Street, Vancouver, British Columbia  V6E 2K3

(the "Optionee")

AND:

GOWLING LAFLEUR HENDERSON LLP, Barristers and Solicitors, a law firm having an office at suite 2300 – 1055 Dunsmuir Street, Vancouver, British Columbia V7X 1J1

(the "Escrow Agent")

W H E R E A S :

A.

By an agreement dated for reference May 2, 2005 (the "Option Agreement"), a group of individuals, including Dawson, (collectively, the "Owners") granted to the Optionee the option to acquire all interest, subject to the reservation of a net smelter return royalty by the Owners (the "Royalty"), in certain mining claims as more particularly described in the Option Agreement (the "Claims") and, as required, have initiated the electronic transfer of the Claims to the Optionee pursuant to subsection 9.1 of the Option Agreement and the Optionee has accepted and completed such transfer;

B.

Pursuant to subsection 9.2 of the Option Agreement, the Optionee agreed to execute undated bills of sale for the Claims in favour of the Owners, and may during the course of the Option Agreement be required to execute and deposit additional undated bills of sale as provided in the Option Agreement (all such bills of sale being collectively referred to as the "Transfer Document(s)") and to lodge the Transfer Documents with the Escrow Agent, as escrow agent;

C.

Pursuant to subsection 20.1 of the Option Agreement, Dawson has been appointed and authorized as the sole representative of the Owners, and is entering into this agreement for and on behalf of himself and all of the other Owners; and

D.

The Escrow Agent is willing to accept such appointment and to carry out the duties herein set forth.

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT for and in consideration of the sum of ONE ($1.00) DOLLAR now paid by each of Dawson (on his behalf and on behalf of the remaining Owners) and the Optionee to the Escrow Agent, and of the mutual covenants and promises herein contained, the parties hereto declare and agree as follows:

1.

Concurrently with the execution of this agreement, the Optionee hereby delivers the Transfer Documents to the Escrow Agent and the Transfer Documents will be held by the Escrow Agent in escrow subject to the terms and conditions of this agreement.  If, as and when required by the provisions of the Option Agreement, the Optionee will deliver any additional Transfer Document(s) to the Escrow Agent, and such additional Transfer Document(s) will, upon receipt by the Escrow Agent, also be held by the Escrow Agent in escrow subject to the terms and conditions of this agreement.

2.

The Escrow Agent will hold the Transfer Documents in escrow and undelivered, subject to the following:

(a)

if the Option is exercised and the Optionee thereby becomes vested with all legal and beneficial right, title and interest in and to the Claims, subject to the reservation of the Royalty by the Owners, in accordance with the provisions of the Option Agreement, the Escrow Agent will deliver the Transfer Documents to the Optionee, and for the purposes of this paragraph 2(a) will accept as conclusive evidence of such exercise by the Optionee either:

(i)

a notice to that effect from Dawson, or

(ii)

a statutory declaration to that effect made by a senior officer or director of the Optionee, provided that the Escrow Agent has first delivered a copy of such statutory declaration to Dawson and Dawson has been in receipt of the same for at least twenty-one (21) days and no action has been commenced as provided in paragraph 3; or

(b)

in the event of the termination of the Option Agreement for any reason prior to the exercise of the Option, the Escrow Agent will deliver the Transfer Documents to Dawson, and for the purposes of this paragraph 2(b), the Escrow Agent will accept as conclusive evidence of the termination of the Option Agreement prior to such exercise either:

(i)

a notice to that effect from the Optionee, or

(ii)

a statutory declaration to that effect sworn by Dawson specifying reasonably full particulars of the Optionee's default, or other reason(s) why the Owners assert that the Option Agreement has been terminated, provided that the Escrow Agent has first delivered a copy of such statutory declaration to the Optionee and the Optionee has been in receipt of the same for at least twenty-one (21) days and no action has been commenced as provided in paragraph 3.

3.

The duties of the Escrow Agent will be limited to the holding of the Transfer Documents and the delivery thereof in accordance with the terms of this agreement.  The Escrow Agent will have no duties or obligations other than those specifically set forth herein.  Notwithstanding anything else herein contained, in the event of a dispute between Dawson and the Optionee with respect to the Transfer Documents, and notwithstanding such dispute, the Escrow Agent will be entitled to proceed with the escrow instructions contained in paragraph 2 hereof unless an action requesting an order restraining the delivery of the Transfer Documents has been commenced in a court of competent jurisdiction and documentary evidence of the same has been served on the Escrow Agent.  Upon delivery of the Transfer Documents by the Escrow Agent in accordance with the provisions of paragraph 2, the escrow will be terminated and the duties and obligations of the Escrow Agent completed.

4.

Upon receipt of a statutory declaration pursuant to either clause 2(a)(ii) or 2(b)(ii), the Escrow Agent will forthwith give notice in writing Dawson and the Optionee of such receipt, and will send with such notice a copy of such statutory declaration.

5.

The Escrow Agent will not be obliged to take any legal action hereunder which might, in its reasonable judgment, involve any expense or liability unless the Escrow Agent has first been furnished with a reasonable indemnity in respect of any such expenses or liabilities from Dawson and the Optionee.

6.

The Escrow Agent is not bound in any way by any other contract or agreement among the Optionee and the Owners, including, without limitation, the Option Agreement, whether or not the Escrow Agent has knowledge (express or otherwise) thereof, or of the terms or conditions of any such contract(s) or agreement(s), and the only duties, liabilities and responsibilities of the Escrow Agent will be to hold and deal with the Transfer Documents as herein directed.

7.

The Escrow Agent will be entitled to assume that any notices, statutory declarations, certificates, documents, or other writings received from any person pursuant to this agreement have been duly executed by the person by whom such document purports to have been signed, and the Escrow Agent will not be obliged to enquire into the sufficiency or authority of, or the authenticity of the signature of, any person whose signature appears on any such notice, statutory declaration, certificate, document or other writing.

8.

Subject to paragraph 3, in the event of any disagreement between any of the parties, or between any party and any other person (including the rest of the Owners), which disagreement results or might result in adverse claims or demands being made in connection with the Transfer Documents, or if the Escrow Agent, in good faith, is uncertain as to what action it should take hereunder, the Escrow Agent may, at its sole option and discretion, refuse to comply with any claims or demands made of it, or refuse to take any other action hereunder, so long as such disagreement continues or such doubts or uncertainties exist.  In any such event, the Escrow Agent will not be or become liable in any way to any person, whether a party or otherwise, for its failure or refusal to act.  The Escrow Agent will be entitled to continue to refrain from acting until the rights of all parties have been either:

(a)

fully and finally adjudicated by a court of competent jurisdiction; or

(b)

resolved by agreement among all of the interested persons, and the Escrow Agent has been notified of such agreement in writing signed by all such persons.

The rights of the Escrow Agent under this paragraph are cumulative of all other rights which the Escrow Agent may have by law or otherwise.

9.

The Optionee will pay from time to time the fees and expenses of the Escrow Agent in connection with the performance of its duties hereunder, and Dawson hereby guarantees payment thereof.  Dawson and the Optionee will, jointly and severally, from time to time and at all times, defend, save harmless and fully indemnify the Escrow Agent, and its successors and assigns, from and against any and all claims, demands, suits, actions, liabilities, costs, damages, losses and expenses suffered, incurred, borne or brought by or against the Escrow Agent, its successors and assigns, arising out of its acting as escrow agent hereunder or anything in any manner relating to its performance or non-performance of its duties hereunder.  At the request of the Escrow Agent, Dawson and the Optionee will execute such escrow instructions as are not inconsistent with the terms of this agreement and as may be required by the Escrow Agent setting forth its duties and responsibilities hereunder.

10.

The Escrow Agent will be deemed to have no notice or knowledge of the contents of the Transfer Documents delivered to it hereunder, and will have no responsibility or liability in respect of any damage to or loss of the Transfer Documents, except the duty to exercise such care in the safekeeping thereof as it would exercise if the Transfer Documents were the property of the Escrow Agent.

11.

The Escrow Agent may act herein on the advice of counsel but will not be responsible or held negligent for acting or failing to act on the advice of such counsel.

12.

The Escrow Agent may assign this agreement and all of its rights and obligations hereunder to a Canadian trust company or chartered bank at any time without consent of the other parties.  The Escrow Agent will provide notice to each of the Optionee and Dawson forthwith upon any such assignment.

13.

The terms of this agreement are not subject to modification or revocation by any of the parties unless such modification or revocation is consented to in writing, and executed and delivered, by each of Dawson, the Optionee and the Escrow Agent.

14.

This agreement will enure to the benefit of and be binding upon Dawson (and the remaining Owners), the Optionee and the Escrow Agent and their respective heirs, successors and assigns.

15.

This agreement may be executed in any number of counterparts, with the same effect as if all parties had executed and delivered the same document, and all such counterparts will be construed together and constitute one and the same agreement.

16.

This agreement will be considered to be, in all respects, a British Columbia contract, and will be governed by the laws of British Columbia and the federal laws of Canada applicable therein.  All suits and actions arising from this agreement or any activities in connection herewith will be commenced and maintained only in, and each of the parties hereby irrevocably attorns to the jurisdiction of, the Supreme Court of British Columbia.

17.

Any notice, direction or other instrument required or permitted to be given under this agreement will be in writing and will be given either by the delivery of the same or by sending the same by electronic facsimile transmission (provided that such transmission produces a printed record showing the number transmitted to, the time transmitted and that the transmission was received at the recipient facsimile number), in either case addressed as follows:

(a)

if to Dawson:

James H. Dawson
Suite 860 – 625 Howe Street
Vancouver, B.C.
CANADA V6C 2T6

Facsimile: (604) 685-9934

(b)

If to the Escrow Agent:

Gowling Lafleur Henderson LLP
Bentall Four, P.O. Box 49122
Suite 2300 – 1055 Dunsmuir Street
Vancouver, British Columbia

Attention :Lawrence W. Talbot
Facsimile: (604) 689-8610

(c)

if to the Optionee:

Wealth Minerals Ltd.
Suite 1901 – 1177 West Hastings Street,
Vancouver, B.C.
CANADA  V6E 2K3

Attention: President/Chief Executive Officer
Facsimile: (604) 408-7499

18.

Any notice, direction or other instrument aforesaid will:

(a)

if delivered, be deemed to have been given and received on the day it was so delivered; and

(b)

if sent by electronic facsimile transmission, be deemed to have been given and received on the day it was so sent unless it was sent after 5:00 p.m. (Vancouver time) on such day or the day on which it was so sent is not a business day in the city of Vancouver, in either of which cases it will be deemed to have been given and received on the next day which is a business day in the city of Vancouver.

19.

Any party may at any time give to the others notice in writing of any change of address of the party giving such notice and from and after the giving of such notice in accordance

[Rest of page left blank intentionally.]

with this section, the address or addresses therein specified will be deemed to be the address of such party for the purposes of giving notice hereunder.

IN WITNESS WHEREOF the parties herto have executed these presents as of the day and year first above written.

SCHEDULE "C"

NET SMELTER RETURNS ROYALTY CALCULATION

1.

Pursuant to the agreement to which this Schedule "C" is attached, the Owners (collectively, the "Royalty Payee") have reserved, and are entitled to be paid by the Optionee (the "Royalty Payor"), a royalty equal to TWO (2%) PERCENT of the Net Smelter Returns on all Product sold or deemed to have been sold by or for the Royalty Payor or its successors-in-interest, to be calculated and paid in accordance with this Schedule "C" (the "Royalty Interest").

2.

It is hereby declared to be the intention of the Royalty Payor and the Royalty Payee that the Royalty Interest be based upon the value, at the boundary of the Claims, of the Products produced and sold or deemed sold, determined by reference to published prices, all as hereinafter provided.  The Royalty Payee acknowledges that it may be necessary or appropriate to process, treat, or upgrade Products off the Claims before they are sold or deemed sold and that to determine the value of such Product at the boundary of the Claims, all costs incurred or deemed incurred by the Royalty Payor after the Products leave the Claims will be deducted from the proceeds received or deemed to be received by the Royalty Payor.  The obligation to pay the Royalty Interest will accrue upon the outturn of refined metals meeting the requirements for good delivery of the specified metals to the Royalty Payor's account or the sooner sale of unrefined metals, doré, concentrates, ores or other Products, as hereinafter provided.

3.

For the purposes hereof, words and phrases used in this Schedule "C" and which are defined in the agreement to which this Schedule "C" is attached will have the meanings ascribed to them in such agreement, and the following words and phrases will have the meanings hereinafter ascribed to them, unless otherwise stated or the context otherwise requires:

(a)

"Net Smelter Returns" means the Gross Value of Products, less all costs, charges and expenses paid or incurred by the Royalty Payor with respect to such Products after such Products leave the Claims, including, without limitation:

(i)

all charges for treatment of Products in the smelting and refining processes (including handling, processing, and provisional settlement fees, sampling, assaying and representation costs, penalties and other processor deductions, and interest) provided that if such treatment is carried out in facilities owned or controlled, in whole or in part, by the Royalty Payor, then the foregoing charges will be equal to lesser of:

(1)

the amount the Royalty Payor would have incurred if such treatment were carried out at facilities not owned or controlled by the Royalty Payor then offering comparable services for comparable products on terms then prevailing in the area, and

(2)

the actual amount of such charges charged by the facilities owned or controlled, in whole or in part, by the Royalty Payor,

(ii)

the actual costs of transportation (including freight, insurance, security, transaction taxes, handling, port, demurrage, delay, and forwarding expenses incurred by reason of or in the course of such transportation) of Products from the Claims to the place of refining, beneficiation or treatment and then to the place of sale, and

(iii)

use, gross receipts, severance, export, and ad valorem taxes and any other tax or government royalty or levy payable by the Royalty Payor and based directly upon and actually assessed against the value or quantity of Product sold or otherwise disposed or deemed disposed of, but excluding any and all taxes:

(1)

based upon the net or gross income or capital of the Royalty Payor, or

(2)

based upon the value of the Claims, the privilege of doing business and other similarly based taxes;

(b)

"Gross Value" means, for the following categories of Products produced and sold by the Royalty Payor:

(i)

if the Royalty Payor causes refined gold (meeting the specifications for good delivery of the London Bullion Market Association) to be produced from Ore, for purposes of determining the Royalty Interest the refined gold will be deemed to have been sold at the Weekly Average Gold Price for the week in which it was produced, and the Gross Value will be determined by multiplying Gold Production during the week in question by the Weekly Average Gold Price for such week. As used herein, "Gold Production" means, for any week, the quantity of refined gold outturned to the Royalty Payor's pool account by an independent third-party refinery for gold produced from the Claims during such week on either a provisional or final settlement basis, and "Weekly Average Gold Price" means the average London Bullion Market Association P. M. Gold Fix, calculated by dividing the sum of all such prices reported for the week in question by the number of days in such week for which such prices were reported,

(ii)

if the Royalty Payor causes refined silver (meeting the specifications for good delivery of the London Bullion Market Association) to be produced from Ore, for purposes of determining the Royalty Interest the refined silver will be deemed to have been sold at the Weekly Average Silver Price for the week in which it was produced, and the Gross Value will be determined by multiplying Silver Production during the week in question by the Weekly Average Silver Price.  As used herein, "Silver Production" means, for any week, the quantity of refined silver outturned to the Royalty Payor's pool account by an independent third-party refinery for silver produced from the Claims during the applicable week on either a provisional or final settlement basis, and "Weekly Average Silver Price" means the average London Daily Fixing silver price calculated by dividing the sum of all such prices reported for the applicable week by the number of days in such week for which such prices were reported,

(iii)

if the Royalty Payor causes Products other than refined gold and refined silver meeting the foregoing specifications to be produced, the Gross Value shall be equal to the Quantity Sold of the particular Product in question multiplied by, for gold, the Weekly Average Gold Price, for silver, the Weekly Average Silver price and, for any other Products, the Monthly Average Metal Price.  As used herein, the term "Quantity Sold" means the volume or quantity of Product disposed of by the Purchaser in a particular sale which settled in the relevant week (for gold or silver) or month (for any other Product), provided that if the Product is ore, concentrate, leachate, precipitate, sponge, doré or any other material containing impurities, then the Quantity Sold will be the volume or quantity of the mineral or metal in question actually contained in the sold Product (which volume or quantity will be established by sound and generally accepted assaying or other analytical practices and procedures) multiplied by a recovery rate equal to the average recovery rate actually experienced by the Royalty Payor during the preceding six (6) months with respect to such Product (or, if no such average can be calculated, a rate mutually agreed between the parties or, failing such agreement, settled by arbitration).  "Monthly Average Metal Price" means the average price, in U.S. dollars, for the metal or mineral in question during the month in which the sale occurred as quoted in "Metals Week", published by McGraw-Hill,

(iv)

if the London Bullion Market Association P.M. Gold Fix or Daily Silver Fixing prices are, for any reason, not published for a week in question, the Weekly Average Gold Price or the Weekly Average Silver Price, as applicable, will be determined by reference to the prices for refined gold bullion or refined silver bullion, as applicable, meeting the "London Bullion Market Association "good delivery" standards, published in "Metals Week", published by McGraw-Hill.  If the necessary prices with respect to any Products are not quoted, or the publication of "Metals Week" ceases, or is suspended, then those prices quoted for the Product during the applicable period by such other publication or source as is generally recognized in the mining industry as reflecting the price at which that Product was being offered for sale and purchase during such period will be used, and

(v)

where outturn of refined gold, silver or other metal is made by an independent third party refinery on a provisional basis, the Gross Value will be based upon the amount of such provisional settlement, but will be adjusted in subsequent statements to account for the amount of refined metal established by final settlement by such refinery;

(c)

"Ore" means all materials from the Claims, the nature and composition of which justifies either:

(i)

mining and removing from place and shipping and selling such material, or delivering such material to a processing plant for physical of chemical treatment and beneficiation, or

(ii)

leaching such material in place; and

(d)

"week" means a period commencing immediately following 24:00 hours on a Saturday and ending immediately prior to 24:00 hours on a Saturday.

4.

The Royalty Payee acknowledges that the purpose of paragraph 3 above is to pay to the Royalty Payee a Royalty Interest on the basis of value of the refined gold and silver produced from Ores as established by the London Bullion Market Association P.M. Gold Fix (for gold) or London Daily Fixing Price (for silver), regardless of the price or proceeds actually received by the Royalty Payor for or in connection with such metal or the manner in which a sale of refined metal to a third party is made by the Royalty Payor.  The Royalty Payee further acknowledges that the Royalty Payor will have the right to market and sell or refrain from selling refined gold, silver and other metals produced from the Claims in any manner it may, in its sole discretion, elect, and that the Royalty Payor will have the right to engage in forward sales, futures trading or commodity options trading, and other price hedging, price protection, and speculative arrangements (collectively, "Trading Activities") which may, but not necessarily, involve the possible delivery of gold, silver or other metals produced from the Claims.  The Royalty Payee and the Royalty Payor specifically acknowledge and agree that the Royalty Payee will not be entitled to participate in the proceeds or be obligated to share in any losses generated by the Royalty Payor's actual marketing or sales practices or by its Trading Activities.  The Royalty Payor may sell Products to any purchaser it wishes.

5.

The Royalty Payor may, but is not obligated to, beneficiate, mill, sort, concentrate, refine, smelt or otherwise process and upgrade Products prior to sale, transfer or conveyance to a purchaser, user or consumer other than the Royalty Payor.  The Royalty Payor will not be liable for mineral values lost in such processing under sound mineral processing practices.

6.

All Products for which the Royalty Interest is payable will be weighed or measured, sampled and analysed in accordance with generally accepted mining and metallurgical practices.  After such measurement, the Purchaser may mix or commingle such Products with ores, materials, concentrates or other products from other properties, provided that the Royalty Payor will keep detailed records to support all determinations as to the quantity and quality of commingled Product and will, upon request, make such information freely available to the Royalty Payee and his representatives.

7.

Payments on account of the Royalty Interest will become due and payable quarterly on the last day of each month following the last day of the calendar quarter in which the same accrued.  Payments on account of the Royalty Interest will be accompanied by a statement, signed by the Chief Financial Officer of the Royalty Payor (a "Statement") showing in reasonable detail:

(a)

the quantities and grades of the refined metals; doré, concentrates or other Products produced and sold or deemed sold by the Royalty Payor in the preceding calendar quarter;

(b)

the applicable Weekly Average Gold Prices, Weekly Average Silver Prices, and Monthly Average Metal Prices determined as herein provided for Products on which payments on account of the Royalty Interest are due;

(c)

all costs and other deductions used in computing the applicable Net Smelter Returns for each Product on which payments on account of the Royalty Interest are due; and

(d)

other pertinent information in sufficient detail to explain the calculation of the payments on account of the Royalty Interest.

8.

Each Statement will also list the quantity and quality of any gold or silver doré that has been retained as inventory by the Royalty Payor for more than ninety (90) days.  The Royalty Payee will have fifteen (15) days after receipt of a Statement to either:

(a)

request that such doré be deemed sold as provided in subparagraphs 3(b)(i) and (ii) as of such fifteenth (15th) day, utilizing the mine weights and assays for such doré and utilizing a reasonable recovery rate (based on the average recovery rates experienced during the preceding six months with respect to Products) for refined metal and reasonable deemed charges for all deductions specified in subparagraph 3(a) based on average rates incurred in the prior six (6) month period; or

(b)

elect to wait until the time that refined gold or silver from such doré is actually outturned to the Royalty Payor's pool account or such doré is sooner sold by the Royalty Payor.

The failure of the Royalty Payee to respond within such time will be deemed to be an election under (b) above.  If the Royalty Payee elects under paragraph 8(a) in respect of any doré, no additional payments on account of the Royalty Interest will be payable in respect of such doré when it is either actually sold or is refined and outturned to the Royalty Payor's pool account or purchased by a refinery.  No payments on account of the Royalty Interest will be due with respect to stockpiles of gold or silver doré in respect of which the Royalty Payee has elected, or has been deemed to have elected, under 8(b) above unless and until such ores or concentrates are actually sold or upgraded to refined Product and outturned to the Royalty Payor's pool account or purchased by the refinery or other purchaser.

9.

All payments on account of the Royalty Interest will be considered final and in full satisfaction of all obligations of the Royalty Payor with respect thereto, unless the Royalty Payee delivers to the Royalty Payor a written notice ("Objection Notice") describing and setting forth a specific objection to the calculation thereof within one hundred and twenty (120) days after the end of the fiscal year in which such payment and Statement was received.  If the Royalty Payee objects to a particular Statement as herein provided, the Royalty Payee will, for a period commencing on the delivery of such Statement and ending upon the day which is one hundred and eighty (180) days after the end of the fiscal year of the Royalty Payor in which the quartered covered by such Statement falls, have the right, upon reasonable notice and at a reasonable time, to have the Royalty Payor's accounts and records relating to all of the factors involved in the calculation of the payment in question audited by the auditors of the Royalty Payor on behalf of both the Royalty Payor and the Royalty Payee.  The Royalty Payor will co-operate with and provide all information requested by such auditors in respect of such audit.  If such audit determines that there has been a deficiency or an excess in the payment made to the Royalty Payee, such deficiency or excess will be resolved by adjusting the next quarterly payment due hereunder.  The Royalty Payee will pay all the costs and expenses of such audit unless a deficiency of two and one-half (2.5%) percent or more of the amount due is determined to exist.  The Royalty Payor will pay the costs and expenses of such audit if a deficiency of two and one-half (2.5%) percent or more of the amount due is determined to exist.  All books and records used and kept by the Royalty Payor to calculate the payments due hereunder will be kept in accordance with Canadian generally accepted accounting principles.  Failure on the part of the Royalty Payee to make claim against the Royalty Payor for adjustment as herein provided will conclusively establish the correctness and sufficiency of the Statement and Royalty Interest payments for such quarter, and forever preclude the filing of exceptions thereto or making of claims for adjustment thereon by the Royalty Payee, except in the case of fraud.

10.

Payment of all amounts on account of the Royalty Interest will be made to the Royalty Payee in immediately available same day Canadian funds by bank draft, certified cheque or wire transfer at such place, or to such financial institution, in Canada as the Royalty Payee may specify to the Royalty Payor in writing from time to time, but in any event not later than thirty (30) days prior to the due date of any such payment.

SCHEDULE "D"

AREA OF INTEREST

126°
125°
124°
123°
122°
121°
57°
56°
55°
54°
Finlay River
FINLAY
Finlay Reach
WILLISTON LAKE
RANGES
ALASKA HIGHWAY
Peace Reach
Peace River
PROJECT AREA
Germansen Landing
Chetwynd
JOHN HART HIGHWAY
MISINCHINKA RANGES
Parsnip Reach
Parsnip River
GWILLIM LAKE PROV PARK
CARP LAKE PROVINCIAL PARK
MONKMAN PROVINCIAL PARK
BC RAILWAY
Stuart Lake
YELLOWHEAD HIGHWAY
Prince George
Fraser River
29
97
27
16
26
KILOMETRES
0 25 50

WEALTH MINERALS LTD.

LOCATION MAP

MACKENZIE PROJECT

BRITISH COLUMBIA

TECH WORK BY: JMD/GDB	SCALE: 1:2,000,000
DRAWN BY: JMD/KK	DATE: APRIL, 2005
APPROVED BY: J.M. DAWSON, P. ENG.	DWG NO.: 753-1